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                                                                  EXHIBIT 99.2

                          [Letterhead of Terra Nova]

                       TERRA NOVA COMPLETES REFINANCING
                       --------------------------------

     HAMILTON, Bermuda, May 18/PRNewswire/ -- Terra Nova (Bermuda) Holdings Ltd. (NYSE:TNA) announced that its wholly owned subsidiary, Terra Nova Insurance (UK) Holdings plc (Terra Nova), today completed its previously announced offering of $100 million principal amount of Senior Notes due 2008, bearing interest at a rate of 7% per annum. The issue, which was guaranteed by Terra Nova (Bermuda) Holdings Ltd., was offered pursuant to Rule 144A under the Securities Act of 1933, as amended, and has not been, and will not be, offered or sold in the United States absent registration or an applicable exemption from registration requirements.

     The net sale proceeds of approximately $98.9 million were used to purchase all of the issuer's outstanding 10.75% Senior Notes due 2005 pursuant to a previously announced tender offer. The consideration paid for each $1,000 principal amount of 10.75% Notes tendered was $1,171.89 including a consent payment of $5.00 and accrued interest of $40.91 and was based on the present value of the tendered Notes, determined by using the earliest date such Notes were subject to redemption and a yield equal to a fixed spread of 25 basis points over the yield of the 5.875% U.S. Treasury Notes due June 30, 2000, as calculated at 2:00 PM, May 12, 1998.

     "The completion of this refinancing is expected to result in a second quarter non-recurring, non-operating loss of $11.7 million, or $0.45 cents per share. The reduced interest costs and fee amortization are expected to save $2.4 million and add $0.09 cents per share to operating earnings on an annualized basis," reported Terra Nova's Chairman, John J. Dwyer. "We were very pleased with the recently announced two level upgrade to Baa1 by Moody's Investor Services, which contributed to the very attractive lower rates we were able to achieve and reflects the capital market's recognition of our stronger balance sheet," Mr. Dwyer concluded.

     Terra Nova (Bermuda) Holdings Ltd. is the holding company for five wholly owned operating entities - Terra Nova Insurance company Limited in the U.K., Terra Nova (Bermuda) Insurance Company Ltd., Corifrance in Paris, Terra Nova Capital Limited and Octavian Syndicate Management Limited which manages eight Lloyd's syndicates in which the Company has a participation. Through these subsidiaries, the Company underwrites a diverse property, casualty, marine and aviation insurance and reinsurance business on a worldwide basis.



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For further Information contact:

Mr. William J. Wedlake                    Mr. Andrew J. Davies
Senior Vice President and CFO             Group Financial Controller
Terra Nova (Bermuda) Holdings Ltd.        Terra Nova (Bermuda) Holdings Ltd.
c/o Terra Nova House                      c/o Terra Nova House
41-43 Mincing Lane                        41-43 Mincing Lane
London EC3R 7SP                           London EC3R 7SP
England                                   England
Tel:  011-44-171-369-5153                 Tel:  011-44-171-369-5078
Fax:  011-44-171-369-5150                 Fax:  011-44-171-369-5393


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